EXHIBIT 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into, effective as of May 29, 2026 (the “Effective Date”), by and between Seneca Savings Bank, National Association (the “Bank”) and Joseph G. Vitale (“Executive”) and supersedes and replaces the prior employment agreement by and between Executive originally effective as of April 6, 2017 (the “Prior Agreement”).  Any reference to the “Company” means Seneca Bancorp, Inc., the stock holding company of the Bank, or any successor thereto.

WHEREAS, the Bank desires to assure itself of the continued services of Executive for the period provided in this Agreement; and

WHEREAS, the Bank desires to set forth the rights and responsibilities of Executive and the compensation payable to Executive, as modified from time to time.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. POSITION AND RESPONSIBILITIES.

During the term of this Agreement, Executive agrees to serve as President and Chief Executive Officer of the Bank and the Company (the “Executive Position”), and will perform the duties and will have all powers associated with such position as set forth in any job description provided to Executive by the Bank, and as may be set forth in the bylaws of the Bank.  During the period provided in this Agreement, Executive also agrees to serve, if elected, as an officer or director of any subsidiary or affiliate of the Bank and in such capacity carry out such duties and responsibilities reasonably appropriate to that office.

2. TERM AND DUTIES.
(a) Term and Annual Renewal.  The initial term of this Agreement and the period of Executive’s employment hereunder shall begin as of the Effective Date and shall continue through December 31, 2028.  Commencing on January 1, 2027 and continuing on each January 1st thereafter (each, a “Renewal Date”), this Agreement shall automatically extend for an additional year such that the remaining Term shall be three (3) years, unless either the Bank or the Executive by written notice of non-renewal to the other given at least 30 days prior to such Renewal Date notifies the other of its intent not to extend the Term.  In the event that notice is given by either the Bank or Executive, this Agreement will terminate as of the last day of the then current Term. For purposes of this Agreement, the “Term” shall include the initial Term and any extensions thereto.

(b) Change in Control.  Notwithstanding the foregoing, in the event the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control as defined under Section 5 hereof, the term of this Agreement shall be extended automatically so that it is scheduled to expire no less than three (3) years beyond the effective date of the Change in Control, subject to extensions as set forth above.

(c) Membership on Other Boards or Organizations.  During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties related to the Executive Position.  Notwithstanding the preceding sentence, subject to the approval of the Board, Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Bank or any other affiliates of the Bank (as determined by the Board), or present any conflict of interest.

(d) Continued Employment Following Expiration of Term.  Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement.

3.	COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a) Base Salary.  In consideration of Executive’s performance of the responsibilities and duties set forth in this Agreement, the Bank will provide Executive the compensation specified in this Agreement.  The Bank will pay Executive a salary of $270,000 per year (“Base Salary”).  Such Base Salary will be payable in accordance with the customary payroll practices of the Bank.  During the term of this Agreement, the Board may increase, but not decrease (other than a decrease which is applicable to all senior officers of the Bank and in a percentage not in excess of the percentage decrease for other senior officers), Executive’s Base Salary as the Board deems appropriate.  Any change in Base Salary will become the “Base Salary” for purposes of this Agreement.

(b) Bonus.  Executive shall be eligible to participate in any bonus plan or arrangement of the Bank or the Company in which senior management is eligible to participate.  Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of the other compensation to which Executive is entitled under this Agreement.

(c) Benefit Plans.  Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of the Bank, on the same terms and conditions as such plans are available to other employees and officers of the Bank.  Without limiting the generality of the foregoing provisions of this Section 3(c), Executive also will be entitled to participate in any employee benefit plans including but not limited to retirement plans, pension plans, profit-sharing plans, health-and-accident plans, or any other employee benefit plan or arrangement made available by the Bank in the future to management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements as applicable to other management employees.

(d) Vacation.  Executive will be entitled to paid vacation time each year during the term of this Agreement measured on a calendar year basis, in accordance with the Bank’s customary practices, as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for officers.  Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(e) Expense Reimbursements.  The Bank will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such organizations as Executive and the Board mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon substantiation of such expenses in accordance with applicable policies and procedures of the Bank.  All reimbursements pursuant to this Section 3(e) shall be paid promptly by the Bank and in any event no later than 30 days following the date on which the expense was incurred.

4.	TERMINATION AND TERMINATION PAY.

Subject to Section 5 of this Agreement which governs the occurrence of a Change in Control, Executive’s employment under this Agreement may be terminated in the following circumstances:

(a) Death.  Executive’s employment under this Agreement will terminate upon Executive’s death during the term of this Agreement, in which event Executive’s estate or beneficiary shall be paid Executive’s Base Salary at the rate in effect at the time of Executive’s death for a period of one (1) year following Executive’s death (payable in accordance with the regular payroll practices of the Bank).  In addition, for one (1) year following Executive’s death, provided that Executive’s dependents timely elect continued medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Bank will provide Executive’s dependents with the amount of the monthly COBRA premiums (or reimburse Executive’s dependents for such COBRA premiums) for substantially comparable coverage to the coverage maintained by the Bank for Executive and Executive’s family immediately prior to Executive’s death.

(b) Disability.  This Agreement shall terminate in the event of Executive’s “Disability” as determined by the Board in its sole discretion, in which event Executive shall be entitled to receive the compensation and vested benefits due to Executive as of the date of Executive’s Disability, and Executive shall have no right to receive any other compensation or benefits under this Agreement.  “Disability” shall mean Executive’s permanent and totally physical or mental impairment that restricts Executive from performing all the essential functions of normal employment.

(c) Termination for Cause.  The Board may immediately terminate Executive’s employment at any time for “Cause.”  Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, except for benefits that have vested prior to the date of termination for Cause.  Termination for “Cause” shall mean termination because of, in the good faith determination of the Board, Executive’s:

(i) material act of dishonesty or fraud in performing Executive’s duties on behalf of the Bank;

(ii) willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank;

(iii) incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the banking industry);

(iv) breach of fiduciary duty involving personal profit;

(v) intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(vi) willful violation of any law, rule or regulation (other than traffic violations or similar offenses which results only in a fine or other non-custodial penalty) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or any violation of the policies and procedures of the Bank as outlined in the Bank’s employee handbook, which would result in termination of the Bank employees, as from time to time amended and incorporated herein by reference; or

(vii) material breach by Executive of any provision of this Agreement.

(d) Voluntary Termination by Executive. Executive may voluntarily terminate employment during the term of this Agreement upon at least 30 days prior written notice to the Board.  Except upon Executive’s voluntary termination “With Good Reason” (as defined below), Executive shall have no right to receive any compensation or benefits under this Agreement or otherwise upon his voluntary termination of employment, except for the compensation or benefits that have already been earned or vested.  The Bank may accelerate the date of termination upon receipt of written notice of Executive’s voluntary termination.

(e) Termination Without Cause or With Good Reason.

(i)
The Board may immediately terminate Executive’s employment at any time for a reason other than Cause (a termination “Without Cause”), and Executive may, by written notice to the Board, terminate this Agreement at any time within 90 days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”); provided, however, that the Bank shall have 30 days to cure the “Good Reason” condition, but the Bank may waive its right to cure.  Any termination of Executive’s employment shall have no effect on or prejudice the vested rights of Executive under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.

(ii)	In the event of termination as described under Section 4(e)(i) and subject to the requirements of Section 4(e)(v), the Bank shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as the case may be, as severance pay, a cash lump sum payment equal to the amount of Base Salary that would have been earned by Executive had he remained employed with the Bank for the greater of: (A) 12 months; or (B) the remaining term of this Agreement (the “Benefit Period”).  Such payment shall be made to Executive within 30 days following Executive’s date of termination, and will be subject to applicable withholding taxes.

(iii)
In addition, provided that Executive timely elects continued COBRA coverage, the Bank will provide to Executive cash payments equal to the monthly COBRA premiums (or reimburse Executive for such COBRA premiums) for coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for Executive immediately prior to Executive’s termination under the same cost-sharing arrangements that apply for active employees of the Bank as of Executive’s date of termination.  Such payments (or reimbursements) for continued coverage shall cease upon the earlier of: (A) the completion of the Benefit Period; (B) 18 months; or (C) the date on which Executive becomes a full-time employee of another employer, provided Executive is entitled to benefits that are substantially similar to the health and welfare benefits provided by the Bank.

(iv)	“Good Reason” exists if, without Executive’s express written consent, any of the following occurs:
(A)	a material reduction in Executive’s Base Salary;
(B)	a material reduction in Executive’s authority, duties or responsibilities from the position and attributes associated with the Executive Position;
(C)	a relocation of Executive’s principal place of employment by more than 50 miles from the Bank’s main office location as of the date of this Agreement; or
(D)	a material breach of this Agreement by the Bank.
(v)
Executive shall not be entitled to any payments or benefits under this Section 4(e) unless and until Executive executes a release of claims (the “Release”) against the Bank and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.  The Release must be executed and become irrevocable by the 60th day following the date of Executive’s termination of employment, provided that if the 60 day period spans two (2) calendar years, then, to the extent necessary to comply with Code Section 409A, the payments and benefits described in this Section 4(e) will be paid, or commence, in the second calendar year.

(f) Effect on Status as a Director and Other Positions.  In the event of Executive’s termination of employment under this Agreement for any reason, such termination shall also constitute Executive’s resignation as a director, employee, trustee, consultant and agent of the Bank or the Company, or any subsidiary or affiliate thereof, except as otherwise between Executive and the Bank and/or the Company.

5.	CHANGE IN CONTROL.
(a) Change in Control Defined.  For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events:

(i)
Merger:  The Bank or the Company merges into or consolidates with another entity whereby the Bank or the Company is not the surviving entity, or the Bank or the Company merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(ii)
Acquisition of Significant Share Ownership:  There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii)
Change in Board Composition:  During any period of two (2) consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected to the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period or who is appointed to the Board as the result of a directive, supervisory agreement or order issued by the primary federal regulator of the Company or the Bank shall be deemed to have also been a director at the beginning of such period; or

(iv)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.
Notwithstanding anything herein to the contrary, a transaction will not be deemed a Change in Control unless such transaction qualifies as a “change in the ownership,” or “change in effective control,” or “change in the ownership of a substantial portion of the assets” of the corporation in accordance with Section 409A of the Code.

(b) Change in Control Benefits.  Upon the termination of Executive’s employment by the Bank (or any successor) Without Cause or by Executive With Good Reason on or after the effective time of a Change in Control, the Bank (or any successor) shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as severance pay an amount equal to three (3) times the sum of Executive’s: (i) highest annual rate of Base Salary; and (ii) highest annual cash bonus paid to, or earned by, Executive during the calendar year of the Change in Control or either of the two (2) calendar years immediately preceding the Change in Control.  Such payments shall be made in a lump sum within 30 days following Executive’s date of termination, and will be subject to applicable withholding taxes.  In addition, the Bank will provide to Executive a lump sum cash payment equal to the monthly COBRA premiums for coverage substantially comparable to the coverage maintained by the Bank for Executive immediately prior to Executive’s termination multiplied by 36.  Notwithstanding the foregoing, the payments and benefits provided in this Section 5(b) shall be payable to Executive in lieu of any payments or benefits that are payable under Section 4(e).

6.  COVENANTS OF EXECUTIVE.

(a) Non-Solicitation/Non-Compete.  Executive hereby covenants and agrees that, for a period of one (1) year following Executive’s termination of employment with the Bank, and except as provided in (iv), Executive shall not, without the written consent of the Bank, either directly or indirectly:

(i)
solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, or any of its respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank, or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within 25 miles of any location(s) in which the Bank has business operations or has filed an application for regulatory approval to establish an office;

(ii)
become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of the Bank or any of their direct or indirect subsidiaries or affiliates, that: (A) has a headquarters within 25 miles of the Bank’s headquarters (the “Restricted Territory”), or (B) has one or more offices, but is not headquartered, within the Restricted Territory, but in the latter case, only if Executive would be employed, conduct business or have other responsibilities or duties within the Restricted Territory; or

(iii)
solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

(iv)	The restrictions contained in this Section 6(a) shall not apply in the event of Executive’s termination of employment on or after the effective time of a Change in Control.

(b) Confidentiality.  Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Bank, as it may exist from time to time, are valuable, special and unique assets of the business of the Bank.  Executive will not, during or after the term of Executive’s employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law.  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank.  Further, Executive may disclose information regarding the business activities of the Bank to any bank regulator having regulatory jurisdiction over the activities of the Bank pursuant to a formal regulatory request.  In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

(c) Information/Cooperation.  Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may be reasonably required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party;

provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or any other subsidiaries or affiliates.

(d) Reliance.  Except as otherwise provided, all payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 6, to the extent applicable.  The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 6, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

7.  SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor of the Bank).

8.  EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive (including the Prior Agreement), except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive under another plan, program or agreement (other than an employment agreement) between the Bank and Executive.

9.  NO ATTACHMENT; BINDING ON SUCCESSORS.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

10. MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived  and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

11. REQUIRED PROVISIONS.

Notwithstanding anything herein contained to the contrary, the following provisions shall apply:

(a) The Board may terminate Executive’s employment at any time, but any termination by the Bank’s Board other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits under this Agreement for any period after Executive’s termination for Cause.

(b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) [12 U.S.C. §1818(e)(3)] or 8(g)(1) [12 U.S.C. §1818(g)(1)] of the Federal Deposit Insurance Act (the “FDI Act”), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) [12 U.S.C. §1818(e)(4)] or 8(g)(1) [12 U.S.C. §1818(g)(1)] of the FDI Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x)(1) [12 U.S.C. §1813(x)(1)] of the FDI Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Comptroller of the Office of the Comptroller of the Currency or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) [12 U.S.C. §1823(c)] of the FDI Act; or (ii) by the Comptroller or his or her designee at the time the Comptroller or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(g) Notwithstanding anything else in this Agreement to the contrary (with the exception of Section 4(c)(i)), Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Section 409A of the Code.  For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii). Notwithstanding the foregoing, this Section 11(g) shall not apply in the event of the Executive’s termination for Cause.

(h) Notwithstanding the foregoing, if Executive is a “specified employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service.  Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service.  All subsequent payments shall be paid in the manner specified in this Agreement.

(i) To the extent not specifically provided in this Agreement, any compensation or reimbursements payable to Executive shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).

(j) Notwithstanding anything in this Agreement to the contrary, Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of the Bank (or any affiliate).  Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank (or any affiliate) related to the possible securities law violation.  This Agreement does not limit Executive’s right to receive any resulting monetary award for information provided to any Government Agency.

12.  SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

13.  GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New York, but only to the extent not superseded by federal law.

14.  ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within 50 miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The cost of the arbitrator shall be paid by the Bank; all other costs of arbitration shall be borne by the respective parties, except as otherwise provided in Section 14.

15.  PAYMENT OF LEGAL FEES.

To the extent that such payment(s) may be made without triggering penalty under Section 409A of the Code, all reasonable legal fees paid or incurred by Executive pursuant to any dispute relating to this Agreement shall be paid or reimbursed by the Bank provided that the dispute is resolved in Executive’s favor, and such reimbursement shall occur no later than 60 days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

16.  INDEMNIFICATION.

The Bank shall provide Executive (including Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and Executive’s heirs, executors and administrators) in accordance with the charter and bylaws of the Bank and to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of Executive having been a director or officer of the Bank or any subsidiary or affiliate of the Bank.

17.  NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank	Seneca Savings Bank, National Association 35 Oswego St. Baldwinsville, NY 13027 Attention: Chairman of the Board
To Executive:	Most recent address on file with the Bank

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SENECA SAVINGS BANK, NATIONAL ASSOCIATION

By: /s/ Vincent J. Fazio
Name: Vincent J. Fazio
Title: Executive Vice President and Chief Financial Officer

EXECUTIVE

/s/ Joseph G. Vitale
Joseph G. Vitale